EXHIBIT 99.1

Jenifer Kirtland Maxtor Investor Relations (408) 324-7056 jenifer_kirtland@maxtor.com

MAXTOR CORPORATION ANNOUNCES DETAILS OF SHARE PURCHASE

MILPITAS, CA, May 2, 2003 – Maxtor Corporation (NYSE: MXO) announced today its repurchase from an affiliate of one of the initial purchasers of its 6.80% Convertible Senior Notes Due 2010 of 8,245,738 shares of its common stock for a total price of $44.9 million, or $5.45 per share. The repurchase is expected to close on May 7, 2003.

The Company had previously announced that it would use a portion of the net proceeds of its offering of $200 million aggregate principal amount of 6.80% Senior Convertible Notes Due 2010 pursuant to Rule 144A under the Securities Act of 1933, as amended, to purchase shares of its common stock from one of the initial purchasers of the notes or an affiliate thereof.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. See the Company’s Form 10-K for the year ended December 28, 2002, for a further discussion of these and other risks and uncertainties applicable to the Company’s business.